        5300 Town and Country Blvd., Suite 500
        Frisco, Texas 75034
        Telephone: (972) 668-8834
        Contact: Gary H. Guyton
        Director of Planning and Investor Relations
        Web Site:  www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC.
ANNOUNCES DEBT EXCHANGE

FRISCO, TEXAS, April 6, 2016 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced that it completed a privately negotiated exchange with a holder of the Company's 7.75% Senior Notes due 2019 (the "Notes") on April 4, 2016.  The holder exchanged $14.3 million principal amount of the Notes for 2.6 million shares of the Company's common stock plus accrued but unpaid interest on the Notes.

As a result of this transaction, Comstock has reduced its outstanding debt by $14.3 million and will realize annual interest savings of $1.1 million.  Combined with the Company's open market debt repurchase program and other debt exchanges, the Company has reduced long term debt by $183.8 million since March 2015, generating total annual interest savings of $16.1 million.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.